Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 1st day of October, 2020, by and between AGREE REALTY CORPORATION, a Maryland corporation (the “Company”), and JOEL AGREE (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive entered into an Amended Employment Agreement dated January 1, 2013 (the “Amended Agreement”), pursuant to which the Executive agreed to serve as the Company’s President and Chief Executive Officer, which Amended Agreement was amended July 1, 2014;

WHEREAS, this Agreement sets forth the terms and conditions of the Executive’s employment with the Company;

WHEREAS, the Executive is expected to continue to make certain contributions to the financial strength of the Company; and

WHEREAS, the Company desires to continue to employ the Executive as its President and Chief Executive Officer and to assure itself of his continued services and contributions and the Executive is willing to continue his employment as President and Chief Executive Officer on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

1.               Employment; Term.  The Company hereby employs the Executive and the Executive agrees to serve the Company as the Company’s President and Chief Executive Officer. The “Employment Period” under this Agreement shall be the period commencing on October 1, 2020 (the Effective Date”) and ending on September 30, 2023; provided that, upon expiration of the Employment Period, the Employment Period will automatically be extended for successive two (2)-year periods unless either party gives written notice of nonrenewal to the other at least sixty (60) days prior to the expiration of the Employment Period or any subsequent renewal period. The Executive shall also serve as a director on the Board of Directors of the Company (the “Board”) if elected or appointed as a director and as Chairman of the Board to the extent requested by the Board.

2.               Termination.  Subject to the terms and conditions set forth herein, the Executive’s employment may be terminated by either party hereto upon thirty (30) days’ written notice to the other party hereto.

3.               Duties.  The Executive shall serve as the Company’s President and Chief Executive Officer and, consistent with the Company’s bylaws and the duties and responsibilities customarily associated with such positions in a public corporation of similar size and business and subject to the direction of the Board and the Executive Chairman, shall have general responsibility and ultimate authority for implementation of the policies of the Company and for the management of the business and affairs of the Company. The Executive also shall have any additional duties and any additional responsibilities which may from time to time be reasonably designated by the Board or the Executive Chairman; provided that the scope of his duties and the extent of his responsibilities shall not be substantially different from the duties and responsibilities customarily associated with the position of President and Chief Executive Officer in a public corporation of a similar size and business. At all times, the Executive shall be subject to the direction of the Board.  During the Employment Period, the Executive shall devote his full business time and best efforts to the business and affairs of the Company and its subsidiaries.  Notwithstanding the foregoing, the Executive may: (i) engage in any civic or charitable activities for which the Executive receives de minimis compensation or other pecuniary advantage; (ii) invest his personal assets in any business that is not competitive with the Company or any of its subsidiaries, provided that such investment will not require any services on the part of the Executive which would unreasonably interfere with his obligations hereunder; (iii) purchase securities that are listed on a national securities exchange of any entity that is competitive with the Company or any of its subsidiaries, provided that the Executive may not beneficially own five percent (5%) or more of any class of such securities; (iv) serve as a director of up to three publicly traded entities that are not competitive with the Company or any of its subsidiaries; and (v) participate in any other activity approved in advance in writing by the Board.  For purposes of this Section 3, a business or entity is “competitive with the Company or any of its subsidiaries” if such business or entity consists of or includes any type or line of business engaged in retail real estate and such business is conducted, in whole or in part, within a one-hundred (100) mile radius of the Company’s principal executive headquarters.

4.                      Compensation.  Beginning on the Effective Date, the Company shall pay to the Executive a minimum salary of Eight Hundred Seventy-Five Thousand ($875,000) per annum as compensation to the Executive for the services rendered by the Executive hereunder, including, but not limited to, all services rendered by the Executive as an officer or director of the Company and its subsidiaries. Such compensation shall be payable in regular installments in accordance with the customary payroll practices of the Company.  The Compensation Committee shall review the Executive’s salary at least annually to determine whether the Executive’s salary shall be adjusted based on such criteria as the Compensation Committee shall from time to time establish.  For purposes of this Agreement, “salary” means the amount established and adjusted from time to time pursuant to this Section 4. Beginning with the 2021 calendar year, the Executive shall be eligible to receive a target annual bonus of 150% of the salary based on attainment of performance targets up to a maximum value of 350% and a threshold value of 75% (the “Annual Bonus”). Beginning with the 2021 calendar year, the Executive shall be eligible for target long-term incentive compensation equal to a grant date fair market value of 400% of his salary to be awarded in restricted stock and performance awards in accordance with the Company’s 2020 Omnibus Incentive Plan (the “2020 Plan”). The Executive shall be paid a non-refundable one-time cash contract extension bonus (the “Extension Bonus”) of $1,500,000 upon execution of this Agreement.

5.                      Benefits.

(a)                 The Company agrees to reimburse the Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by the Executive in connection with the performance of his duties under this Agreement.  Such reimbursements shall be made by the Company on a timely basis, but no later than sixty (60) days from the date such expenses are incurred, upon submission by the Executive of documentation in accordance with the policies and procedures established by the Company from time to time.  All such reimbursements shall be subject to reasonable limitations, which may from time to time be prescribed by the Board.  The reimbursement policies, practices and procedures applicable to the Executive shall be the most favorable policies, practices and procedures of the Company relating to reimbursement of employment expenses incurred by Company directors, officers or employees in effect at any time during the twelve (12)-month period preceding the date the Executive incurs the expenses.  The expense reimbursement or any in-kind benefits provided for any calendar year shall not affect the expenses eligible for reimbursement or any in-kind benefits provided in any other calendar year, and the Executive’s right to expense reimbursement or in-kind benefits cannot be liquidated or exchanged for any other benefit.

(b)                The Executive shall be entitled to participate in any and all life insurance, medical insurance, hospitalization or disability insurance, health programs, retirement plans, fringe benefit programs and other benefit plans which are made generally available during the Employment Period by the Company to executives of the Company, including, but not limited to, the 2020 Plan (to the extent that the Executive is eligible under the terms of such plans or programs).  The Company shall also make available to the Executive an annual car allowance and car maintenance and fuel allowance as determined by the Compensation Committee. Additionally, the Executive shall be entitled to receive annual paid vacation and paid holidays made available pursuant to Company policy to all of the executives of the Company.

6.                      Termination.  The amounts described in Sections 6 and 7 hereof will be in lieu of any termination or severance payments required by the Company’s policies or applicable law (other than as required under applicable law), and will constitute the Executive’s sole and exclusive rights and remedies with respect to the termination of the Executive’s employment with the Company.  The Company may withhold from any payments hereunder all federal, state, city or other taxes to the extent required by applicable law.

(a)                  Death; Disability.  In the event of the death or determination of Disability of the Executive, the Executive’s employment hereunder shall terminate, and the Company shall pay to the Executive or the Executive’s personal representative or estate, as the case may be, (i) a cash payment equal to the salary and other benefits earned and accrued under this Agreement prior to the termination date, including reimbursement for expenses, (ii) provided the Company has not yet paid out any amount in satisfaction of the annual cash bonus for the fiscal year preceding the year of termination, a cash payment in an amount equal to the prorated portion of the Annual Bonus at “target” level for the year in which the termination occurs, payable within seventy (70) days after such termination date, (iii) elimination of any exclusively time vesting conditions on any restricted stock, stock option or other equity awards held by the Executive to the extent unvested (any performance-based vesting conditions will continue in effect in accordance with their terms, except as may be provided in such underlying award agreement) and (iv) in the event of the Executive’s death, (a) a cash payment equal to 2 months of salary payable no later than ten (10) days after termination and (b) continuation to the Executive’s spouse and dependents of fully paid health insurance under the Company’s health plans and programs applicable to senior executives during the one (1)-year period following the date of termination. Subject to Section 19(d) hereof, to the extent not specified above, the payments under this Section 6(a) shall be paid within ten (10) days of such termination.

For purposes of this Agreement, “Disability” shall mean the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

For purposes of this Agreement, “Bonus” shall mean (i) the annual cash bonus from the Company plus (ii) the grant date fair value, in accordance with generally accepted accounting principles, of share-based compensation by the Company.

(b)                 Good Reason or Other Than for Cause, Death or Disability.  Except with respect to a Change in Control (which is covered by Section 7 hereof), in the event that the Executive’s employment is terminated by the Company for any reason other than death, Disability or Cause or by the Executive for Good Reason, the Company shall pay to the Executive (i) a cash payment equal to any accrued but unpaid salary and accrued but unused vacation due to the Executive’s termination, (ii) reimbursement in cash of expenses incurred but unpaid prior to the Executive’s termination, (iii) a cash payment equal to 200% of salary, payable in equal installments over a twelve (12)-month period in accordance with the Company’s usual and customary payroll practices, (iv) a cash payment equal to 200% of the Executive’s average Annual Bonus for the three (3) years immediately preceding the year of the termination payable in equal installments over a 12 month period in accordance with the Company’s usual and customary payroll practices, (v) vesting of any restricted stock, stock option or other equity awards the Executive then continues to hold, to the extent unvested, including any performance awards at target and (vi) for a period of one (1) year after termination, such health benefits under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received and at such costs to the Executive as would have applied in the absence of such termination, provided that the Company shall in no event be required to provide any benefits otherwise required herein after such time as the Executive becomes entitled to receive benefits from another employer or recipient of the Executive’s services.  Subject to Section 19(d) hereof, the payments under clauses (iii) and (iv) hereof shall be paid or commence on the 60th day following the date of termination of employment subject to the execution, delivery and nonrevocation of a release.

For purposes of this Agreement, “Cause” shall mean:  (i) the Executive’s willful failure or refusal to perform specific reasonable written directives of the Board, which directives are consistent with the scope and nature of the Executive’s duties and responsibilities under this Agreement, and which are not remedied by the Executive within sixty (60) days after written notice of his failure by the Board; (ii) a felony conviction of the Executive; or (iii) a material breach by the Executive of his obligations under Section 8 hereof.  No act or failure to act on the part of the Executive shall be deemed “willful” if it was due primarily to an error in judgment or negligence, but shall be deemed “willful” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

For purposes of this Agreement, “Good Reason” shall mean:  (i) a material breach of this Agreement by the Company; (ii) other than for Cause, a material reduction in the nature or scope of the Executive’s title, authority, powers, functions, duties or responsibilities; (iii) a material reduction in the salary and Bonus paid to the Executive or benefits provided to the Executive; or (iv) without the Executive’s written consent, a transfer of the place of employment of more than thirty (30) miles from the Company’s principal executive headquarters. A termination by the Executive shall not be for Good Reason unless the Executive gives the Company written notice specifying the event or condition that the Executive asserts constitutes Good Reason, the notice is given no more than ninety (90) days after the occurrence of the event or initial existence of the condition that the Executive asserts constitutes Good Reason, during the thirty (30) days following such notice the Company either fails to remedy or cure the event or condition or notifies the Executive in writing that it will not remedy or cure the event or condition and the Executive resigns within thirty (30) days after the end of the cure period or, if earlier, the date the Company notifies the Executive in writing that the Company will not remedy or cure the event or condition that the Executive asserts constitutes Good Reason.

(c)                  Cause or Without Good Reason.  In the event the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay the Executive in cash the salary and other benefits (but excluding any Annual Bonus not yet paid) earned and accrued prior to the date of termination including reimbursement for expenses.  Subject to Section 19(d) hereof, the foregoing payments shall be made within ten (10) days of such termination.  Except as set forth in this Section 6(c) or as required by law, (i) any and all other benefits which the Executive would otherwise have been entitled to receive pursuant to the terms of this Agreement or applicable law shall be forfeited and (ii) any unvested securities of the Company issued to the Executive under the 2020 Plan or any similar plan shall be forfeited.

The Executive shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office (excluding the Executive or any immediate family member of the Executive) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting Cause as herein defined and specifying the particulars thereof in detail.

(d)                Nonrenewal. If the Executive’s employment is terminated for nonrenewal of this Agreement by either party, the Executive shall receive (i) a cash payment equal to any accrued but unpaid salary and accrued but unused vacation due to the Executive’s termination, (ii) reimbursement in cash of expenses incurred but unpaid prior to the Executive’s termination, (iii) a cash payment equal to 100% of the salary, payable in equal installments over a twelve (12)-month period in accordance with the Company’s usual and customary payroll practices, (iv) for a period of one (1) year after termination, such health benefits under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received and at such costs to the Executive as would have applied in the absence of such termination, provided that the Company shall in no event be required to provide any benefits otherwise required herein after such time as the Executive becomes entitled to receive benefits from another employer or recipient of the Executive’s services, (v) a prorated Annual Bonus at the “target” level for the year in which the Executive’s employment is terminated payable in a single lump sum and (vi) only in the case of expiration of the initial Term, elimination of any exclusively time-based vesting conditions on any restricted stock, stock option or other equity awards the Executive continues to hold, to the extent then unvested (it being expressly understood and agreed that any performance-based vesting conditions will continue in effect in accordance with their terms, except as may otherwise be provided to the contrary in the applicable award agreements). Subject to Section 19(d) hereof, the amounts payable under (iii) and (v) shall be paid or commence on the 60th day following the date of termination of employment subject to the execution, delivery and nonrevocation of a release.

(e)                 Timing.  To the extent not set forth in Section 6(a)-(c) hereof or otherwise provided in Section 19(d) hereof, any amounts under Section 6(a)-(c) will be paid, and the book-entry shares, if any, for the vested securities will be delivered, as soon as reasonably possible, but in no event later than thirty (30) days after the termination occurs.

7.                      Change in Control of the Company.

(a)                 If a Change in Control of the Company occurs prior to the end of the Employment Period and (a) the Executive’s employment is terminated by the Company for reasons other than death, Disability or Cause or (b) the Executive terminates employment with the Company for Good Reason, then, the Company, or any successor thereto, will pay to the Executive (i) a cash payment equal to any accrued but unpaid salary and accrued but unused vacation due to the Executive’s termination, (ii) reimbursement in cash of expenses incurred but unpaid prior to the Executive’s termination, (iii) a cash payment equal to 300% of salary, payable in equal installments over a twelve (12)-month period in accordance with the Company’s usual and customary payroll practices, (iv) a cash payment equal to 300% of the Executive’s average Annual Bonus for the three (3) years immediately preceding the year of the termination payable in equal installments over a twelve (12)-month period in accordance with the Company’s usual and customary payroll practices, (v) vesting of any restricted stock, stock option or other equity awards the Executive then continues to hold, to the extent unvested, including any performance awards at target, (vi) for a period of one (1) year after termination, such health benefits under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received and at such costs to the Executive as would have applied in the absence of such termination, provided that the Company shall in no event be required to provide any benefits otherwise required herein after such time as the Executive becomes entitled to receive benefits from another employer or recipient of the Executive’s services and (vii) a prorated Annual Bonus at “target” level for the year in which the Executive’s employment is terminated payable in a single lump sum. Subject to Section 19(d) hereof, the payments under clauses (iii), (iv) and (vii) hereof shall be paid or commence on the 60th day following the date of termination of employment subject to the execution, delivery and nonrevocation of a release.

(b)                Notwithstanding any other provision of this Agreement, in the event that the Company or the Executive determines, based upon the advice of its tax advisors, (i) that part or all of the consideration, compensation or benefits to be paid to the Executive under Section 7(a) or any other provision hereof constitute payments “contingent on a change in ownership or control” of the Company within the meaning of the Treasury Regulations under Section 280G(b)(2) (or a successor provision) of the Internal Revenue Code of 1986, as amended (“parachute payments”), and (ii) that the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Executive under any other plan, arrangement or agreement which constitute parachute payments (collectively, the “Parachute Amount”), exceeds 2.99 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), then the amounts constituting parachute payments which would otherwise be payable to or for the benefit of the Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided, however, that the Company shall pay to the Executive the Parachute Amount without reduction if it is determined that payment of the Parachute Amount would generate more after−tax income to the Executive than the Reduced Amount.  In the event of a reduction of the payments that would otherwise be paid to the Executive, then the Company may elect which and how much of any particular entitlement shall be eliminated or reduced and shall notify the Executive promptly of such election; provided, however that the aggregate reduction shall be no more than as set forth in the preceding sentence of this Section 7(b).

(c)                 For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events at any time during the Employment Period:

(i)          The Company is merged, consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of the entity resulting from such merger, consolidation or reorganization immediately after such transaction are held in the aggregate by holders of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors of the Company (“Voting Stock”) immediately prior to such transaction;

(ii)     The Company sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding voting securities of the purchaser immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

(iii)    If a report is filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than Richard Agree, and his immediate family and affiliates, in aggregate, is the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 25% or more of the Voting Stock;

(iv)   Any time at which individuals who, as of the date hereof, constitute the directors of the Company cease for any reason to constitute at least a majority thereof, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the incumbent Board will be considered as though such individual were a member of the incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

Notwithstanding the foregoing provision of Section 7(c)(iii) hereof, a Change in Control shall not be deemed to have occurred for purposes of this Agreement solely because the Company, an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities of such entity, any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company either files or becomes obligated to file a report with the Securities and Exchange Commission under the Exchange Act disclosing beneficial ownership by such entity of Voting Stock in excess of 25% or otherwise or that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.  Notwithstanding the foregoing provisions of this Section 7(c), a transaction or occurrence identified in Section 7(c)(i), (ii), (iii) or (iv) shall not be deemed to be a Change in Control unless it constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5)(i).

8.                      Non-Competition; Non-Solicitation.  The Executive agrees that if the Executive’s employment is terminated by the Company for Cause or the Executive terminates such employment without Good Reason, that for a one (1) year period following the termination date:

(a)                 The Executive shall not engage in any business which is competitive with the business of the Company or any of its subsidiaries as of the termination date.  For the purposes of this Section 8, a business shall be deemed “competitive” if it consists of or includes any type or line of business engaged in by the Company or any of its subsidiaries as of the date of such termination and which is conducted, in whole or in part, within a one-hundred (100) mile radius of the Company’s principal executive headquarters as of the date of such termination.  For purposes of this Agreement, the Executive shall be deemed to “engage in a business” if he: (i) participates, directly or indirectly, in such business as a director, officer, stockholder, employee, salesman, partner or individual proprietor; (ii) acts as a paid consultant, representative or advisor to such business; (iii) participates in such business as an investor (whether through loans, contributions to capital or otherwise) or has a controlling influence over such business; or (iv) permits his name to be used by or in connection with such business, provided that nothing herein contained shall be deemed to preclude the purchase of securities that are listed on a national securities exchange of any entity that is competitive with the Company or any of its subsidiaries, provided that the Executive may not beneficially own five percent (5%) or more of any class of such securities.

(b)                The Executive will not directly, or indirectly through another person or entity, (i) solicit any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company or its subsidiaries until one (1) year after such individual’s employment relationship with the Company or its subsidiaries has been terminated or (iii) induce or attempt to induce any customer, supplier or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company or its subsidiaries, on the other hand.

9.                      Confidentiality.  The Executive shall not at any time use or divulge, furnish or make accessible to anyone (other than in the regular course of the business of the Company or any of its subsidiaries) any information regarding trade secrets, proprietary information or other confidential information (including, but not limited to, any information concerning customers or accounts) with respect to the business affairs of the Company or any of its subsidiaries.  This Section 9 shall not apply to information that is or becomes generally available (i) to the public other than as result of a disclosure by the Executive or any of its representatives, or (ii) to the Executive or its representatives on a non-confidential basis from a source (other than the Company or its representatives) which the Executive reasonably believes is not prohibited from disclosing such information to the Executive by a contractual, legal or fiduciary obligation to the Company or any of its representatives.

10.                  Notices.  All notices relating to this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally, (ii) upon receipt when sent via electronic transmission, (iii) three (3) days after the date of mailing, if sent in the United States by registered or certified first-class mail, or (iv) one (1) day after the date of mailing, if sent by nationally recognized overnight courier, and shall be sent return receipt requested in a postpaid envelope, addressed to the other party at the address set forth below, or to such changed address as the other party may have fixed by written notice; provided, however, that any notice of change of address shall be effective only upon receipt:

To the Company	Agree Realty Corporation
70 E. Long Lake Road
Bloomfield Hills, MI 48304 Email: dspehar@agreerealty.com
Attention: Board of Directors

To the Executive	Agree Realty Corporation
70 E. Long Lake Road
Bloomfield Hills, MI 48304 Email: jagree@agreerealty.com
Attention: Joey Agree

11.                  Assignability, Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including without limitation any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged, and shall inure to the benefit of and be binding upon the Executive, his heirs, executors, administrators and legal representatives, provided that the obligations of the Executive hereunder may not be assigned or delegated.

12.                  Survival.  Notwithstanding the expiration or termination of this Agreement, Sections 5-18 hereof shall survive and continue in full force and effect in accordance with their respective terms.

13.                  Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding and supersedes all prior understandings, both oral and written and including the Amended Agreement, between the parties with respect to the subject hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercise thereof.

To the extent permitted by applicable law or the Company’s benefit plans, this Agreement shall supersede any other plan, agreement or arrangement with the Company regarding the Executive’s employment and termination of employment.

14.                  Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.

15.                  Governing Law.  This Agreement shall be governed and construed in accordance with the internal laws of the State of Michigan, without giving effect to any choice of law or conflict or law provisions or rules that would cause the application of the laws of any jurisdiction other than the State of Michigan.

16.                  Indemnification.  The Company shall indemnify and hold harmless the Executive against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred, in any action or proceeding to which the Executive is made a party by reason of the fact that he is or was an officer or director of the Company, to the fullest extent permitted by law, the Bylaws of the Company and the Articles of Incorporation of the Company.

17.                 Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto.

18.                 Titles and Captions.  All paragraph, article or section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

19.                 Code Section 409A Compliance.

(a)                The intent of the parties is that payments and benefits under this Agreement shall be exempt from, or comply with, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with that intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to be exempt from, or to comply with, Code Section 409A.

(b)               In the event that any provision of this Agreement is determined by the Company or the Executive to not be exempt from, or to not comply with, Code Section 409A, the Company shall fully cooperate with the Executive to reform this Agreement to effect an exemption from Code Section 409A or to correct any noncompliance with Code Section 409A to the extent permitted under any guidance, procedure, or method promulgated by the Internal Revenue Service now or in the future that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of noncompliance with Code Section 409A.

(c)                A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered deferred compensation under Code Section 409A that are payable upon or following a termination of employment unless such termination is also a “separation from service” with the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

(d)                Notwithstanding any other payment date or schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)          With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” to the extent required under Code Section 409A such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). All payments delayed pursuant to the preceding sentence shall be paid to the Executive in a lump sum on the first business day of the seventh month following the Executive’s “separation from service”, with interest on any such payments calculated using an interest rate not less than the average prime interest rate published in the Wall Street Journal on such payment date; and

(ii)         To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive (to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive) the Company’s share of the cost of such benefits on the first day of the seventh month following the Executive’s “separation from service” and any remaining benefit shall be provided by the Company following expiration of the Delay Period in accordance with the procedures specified herein. The payments described in this paragraph shall be made with interest, calculated using an interest rate not less than the average prime interest rate published in the Wall Street Journal on such payment date.

(e)                 With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Code Section 409A or is required to be included in the Executive’s gross income for federal income tax purposes, such expenses (including, without limitation, expenses associated with in-kind benefits) will be reimbursed by the Company no later than December 31st of the year following the year in which the Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(f)                  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to the Executive unless otherwise permitted by Code Section 409A.

(g)                Whenever a provision of this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days of such termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date set forth below.

AGREE REALTY CORPORATION

By:	/s/ William S. Rubenfaer
Name: William S. Rubenfaer
Title: Chair, Compensation Committee

Date: October 9, 2020

EXECUTIVE

By:	/s/ Joey Agree
Name: Joey Agree

Date: October 9, 2020